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                                                                     Exhibit 5.1
                              [Letterhead Omitted]

                                November 30, 2001

divine, inc.
1301 North Elston Avenue
Chicago, Illinois 60622

                   Open Market, Inc. 1994 Stock Incentive Plan
                   Open Market, Inc. 1996 Director Option Plan
                   Open Market, Inc. 1999 Stock Incentive Plan
                   FutureTense, Inc. 1996 Stock Incentive Plan
                       Registration Statement on Form S-8
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Ladies and Gentlemen:

          We have acted as counsel to divine, inc., a Delaware corporation (the "Company"), in connection with the preparation, execution, and filing of the registration statement on Form S-8 of the Company (the "Registration Statement"), which covers 8,333,328 shares of class A common stock, par value $.001 per share, of the Company (the "Shares"), for issuance to holders of options granted under the following stock option plans (collectively the "Plans"): Open Market, Inc. 1994 Stock Incentive Plan, as amended May 20, 1998; Open Market, Inc. 1996 Director Option Plan, as amended May 20, 1998; Open Market, Inc. 1999 Stock Incentive Plan; and FutureTense, Inc. 1996 Stock Incentive Plan, as amended September 11, 1998. All outstanding options issued under these Plans have been assumed by the Company pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 15, 2001, as amended September 10, 2001, among the Company; DI1 Acquisition Company, a wholly owned subsidiary of the Company; and Open Market, Inc. We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other documents, corporate and other records, certificates, and other papers that we deemed it necessary to examine for the purposes of this opinion.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized and legally existing under the laws of the State of Delaware.

          2. The Company has taken all action necessary to authorize (i) the offer for sale of the Shares pursuant to the Plans, and (ii) the issuance of the Shares in accordance with the Plans.

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divine, inc.
November 30, 2001
Page 2

          3. The Shares, when issued and paid for in accordance with the Plans and upon the exercise of options granted pursuant to the Plans, will, upon such issuance, constitute legally issued, fully paid, and nonassessable shares of class A common stock, par value $.001 per share, of the Company.

          We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement for the registration of the Shares under the Securities Act of 1933, as amended. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                         Very truly yours,

                                         /s/ Bell, Boyd & Lloyd LLC